                                  EXHIBIT 12.1

                           NOBLE DRILLING CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (Dollar Amounts in Thousands)


                                            NINE MONTHS ENDED
                                              SEPTEMBER, 30                      YEAR ENDED DECEMBER 31,
                                            -----------------  ------------------------------------------------------------
                                                  1998           1997         1996          1995        1994          1993
                                            -----------------  --------     --------     --------     --------     --------
Earnings:
Income before income taxes and
extraordinary charge....................(1)    $186,434        $379,613     $101,959     $  4,866     $ 27,195     $ 24,415

Add:
Interest on indebtedness and
  amortization of debt expense
  and discount..........................          3,402          12,894       18,758       12,156       12,351        8,038

Interest component of rent expense......          1,898           2,128        1,668          731          457           --

Equity in losses of joint ventures......          2,888             528           --           --           --           --

Minority interest.......................             --             256          428          214          169          232
                                               --------        --------     --------     --------     --------     --------

      Earnings as adjusted..............       $194,622        $395,419     $122,813     $ 17,967     $ 40,172     $ 32,685
                                               ========        ========     ========     ========     ========     ========

Fixed Charges:
Interest on indebtedness and
  amortization of debt expense
  and discount..........................       $  3,402        $ 12,894     $ 18,758     $ 12,156     $ 12,351     $  8,038

Capitalized interest....................         10,845           4,218           --           --           --           --

Interest component of rent expense......          1,898           2,128        1,668          731          457           --
                                               --------        --------     --------     --------     --------     --------

                  Fixed charges ........       $ 16,145        $ 19,240     $ 20,426     $ 12,887     $ 12,808     $  8,038
                                               ========        ========     ========     ========     ========     ========

Ratio of earnings to fixed charges......(2)        12.1            20.6          6.0          1.4          3.1          4.1
                                               ========        ========     ========     ========     ========     ========

(1) Included in the 1997 amount is a non-recurring gain of $197,676,000 related to the sale of the Company's mat-supported jackup rigs.

(2) Excluding a non-recurring gain of $197,676,000 related to the sale of the Company's mat-supported jackup rigs, the ratio of earnings to fixed charges for 1997 was 10.3.